Exhibit 10-n-2

Schedule of Executives of the Company who are a party to the Change of Control Agreement:

Three-Year Agreement

1.	Barry M. Abzug

2.	Patrick E. Allen

3.	John-Paul E. Besong

4.	Gary R. Chadick

5.	Bruce M. King

6.	Nan Mattai

7.	Robert K. Ortberg

8.	Kent L. Statler

9.	Robert A. Sturgell

Two-Year Agreement

1.	Tatum J. Buse

2.	David H. Brehm

3.	Philip J. Jasper

4.	Colin R. Mahoney

5.	Martha L. May

6.	Marsha A. Schulte

7.	Douglas E. Stenske